**JIMMY C.H. CHEUNG & CO.**
Certified Public Accountants
Members of Kreston International

Registered with the Public Company
Accounting Oversight Board

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

**Ref: China Kangtai Cactus Bio-Tech, Inc**

We have read the statements that we understand China Kangtai Cactus Bio-Tech, Inc. will include under Item 4 of its Form 8-K report it will file regarding the recent change of its certifying accountants. We agree with the statements made regarding our Firm. We have no basis to agree or disagree with the other statements made under Item 4.

Very truly yours,

JIMMY C.H. CHEUNG & CO
Certified Public Accountants

Hong Kong, October 26, 2006

1607 Dominion Centre, 43 Queen's Road East, Wanchai, Hong Kong
Telephone : (852) 2529 5500 Fax: (852) 28651067
E-mail : jchc@krestoninternational.com.hk
Website : http://www.jimmycheungco.com